Exhibit 10.11

[BIOTRANSPLANT LOGO]

Building 96, 13th Avenue
Charlestown Navy Yard
Charlestown, MA 02129
Tel. 617/241-5200
Fax: 617/241-8780

June 29, 1992

James A. Hope, Ph.D.
146 Prospect Street
Hingham, MA

Dear James:

This will confirm our offer to you to join BioTransplant, Inc. on the following terms:

1.	Title:	Vice President of Development of BioTransplant, Inc. reporting to the President.

2.	Terms of Offer:	This offer is contingent on your starting employment on or by August 3, 1992.

3.	Compensation:	$125,000 per year. Bonus eligible. $5,000 to be paid as a salary advance on the first day of employment. Base salary for the first 12 months of employment remains at $125,000.

4.	Benefits:	Standard package, as provided by the company including life insurance at 1x salary, medical and dental insurance (85% of premium paid by company, 15% balance paid by employee), disability insurance, paid parking at the Charlestown Navy Yard, three (3) weeks paid vacation/personal time accrued on an annual basis, and 10 paid holidays per year. The company will provide funds to cover COBRA benefits on existing health insurance until BTI coverage begins.

5.	Equity:	Option to purchase 100,000 shares of common stock granted at Fair Market Value, vested in equal installments over four (4) years beginning with the first anniversary of employment as determined by the Board. Stock is subject to repurchase at cost and restriction on sale if terminated for cause. Eligible for future stock options at the end of each year subject to the discretion of the Board.

6.	Severance:	In the event your employment is terminated by BioTransplant without cause, you would receive up to 6 months base salary, payable in 6 equal installment which would be discontinued upon your securing other employment. If employment has not been secured after 6 months, an additional severance payment of up to 6 months base salary would be negotiated.

7.	Agreements:	Your employment is subject to your signing a Confidentiality, Invention Assignment and Non-Compete Agreement with BioTransplant and review of any agreements you may have with others to insure that your employment by BioTransplant is not in conflict with any such agreements.

If these terms are acceptable, please sign and return one copy of this agreement.

We are very enthusiastic about your joining the company.

With best regards.

Sincerely,

/s/ Elliot Lebowitz
Elliot Lebowitz, Ph.D.
President and Chief Executive Officer

AGREED TO

By:	/s/ James A. Hope	Date:	7/6/92

James A. Hope, Ph.D.